EXHIBIT 4.3

                   VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT

         THIS VOTING AND RIGHT OF FIRST REFUSAL AGREEMENT (this "AGREEMENT") is made and entered into as of the 12th day of December 2007 (the "EFFECTIVE DATE"), by and among the persons listed on Exhibit A (each individually a "STOCKHOLDER" and collectively, the "STOCKHOLDERS"), Pala Investments Holdings Limited ("PALA"), and Reclamation Consulting And Applications, Inc. (the "COMPANY"). Each of the Company, Stockholder and Pala, are individually each referred to herein as a "PARTY" and are collectively referred to herein as the "PARTIES." The Board of Directors of the Company is referred to herein as the "BOARD."

                                    RECITALS

         WHEREAS, concurrently with the execution of this Agreement, the Company and Pala have entered into a Secured Convertible Debenture Agreement dated December 12, 2007 (the "DEBENTURE AGREEMENT"), pursuant to which Pala has agreed to lend to the Company up to $5,000,000, on the terms and subject to the conditions set forth in the Debenture Agreement; and

         WHEREAS, the Parties desire to provide Pala with the right, among other rights, to designate the election of a certain member of the board of directors of the Company (the "BOARD") in accordance with the terms of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.       ELECTION OF DIRECTOR.
         ---------------------

         Each Party agrees to vote, or cause to be voted, all Shares (as defined below) owned by such Party, or over which such Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, one person designated by Pala (the "PALA DESIGNEE") is elected to the Board. For purposes of this Agreement, the term "SHARES" shall mean and include any securities by whatever name called of the Company the holders of which are entitled to vote for members of the Board, now owned or subsequently acquired by a Party, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise. All Parties agree that any Pala Designee, or any replacement thereto, serving as a director on the Company's board is expected and required to act in the best interests of Company and all of its shareholders, in accordance with his or her fiduciary duties under applicable law.

2.       REMOVAL.
         --------

         Each Party also agrees to vote, or cause to be voted, all Shares owned by such Party, or over which such Party has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

                  (i) no director elected pursuant to Section 1 of this Agreement may be removed from office unless such removal is directed or approved by the affirmative vote of Pala or such director violates his or her fiduciary duties to the Company;

                  (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to Section 1 shall be filled pursuant to the provisions of this
                           Section 2; and

                  (iii) upon the request of Pala to remove such director, such director shall be removed and replaced in accordance with Section 1 of this Agreement.

All Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of any party entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.


3.       AMENDMENT TO ARTICLES
         ---------------------

         Each Party agrees to vote or cause to be voted all Shares owned by such Party, or over which such Party has voting control, in whatever manner as shall be necessary to effect a reverse split and/or increase the number of authorized shares of Common Stock to ensure that there will be sufficient authorized but unissued shares of Common Stock available for conversion of indebtedness under the Debenture Agreement outstanding at any given time and to maintain the provisions in the Company's Articles of Incorporation set forth in Schedule K to the Debenture Agreement, and to ensure that at all times during the term of this Agreement the Bylaws of the Company permit telephonic meetings of the Board in the manner permitted by applicable law.


4.       LEGEND ON SHARE CERTIFICATES.
         -----------------------------

         Each certificate representing any Shares shall be endorsed by the Company with a legend reading substantially as follows:

                  "The securities evidenced hereby are subject to a Voting and Right of First Refusal Agreement, a copy of which has been filed with the Secretary of the Company and is available upon request. By accepting any interest in the securities evidenced by this Certificate, the person accepting such interest shall be deemed to agree to and shall become bound by all the provisions of the Voting and Right of First Refusal Agreement."

5.       IRREVOCABLE PROXY
         -----------------

         Each Party to this Agreement hereby constitutes and appoints Pala, with full power of substitution, as the proxy of the Party with respect to the matters set forth herein, including without limitation, election of persons as members of the Board in accordance with Section 1 hereto, a vote to effect a reverse split and/or increase the number of authorized shares of Common Stock pursuant to Section 3 hereof, and hereby authorizes Pala to represent and to vote, if and only if the Party (i) fails to vote or (ii) attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with the terms of this Agreement, all of such Party's Shares in favor of the election of a person as a member of the Board determined pursuant to and in accordance with the terms and provisions of this Agreement or for a reverse split and/or the increase of authorized shares pursuant to and in accordance with the terms and provisions of Sections 1 and 3, respectively, of this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the Parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates or expires pursuant to Section 13 hereof. Each Party hereto hereby revokes any and all previous proxies with respect to the Shares and shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 13 hereof, purport to grant any other proxy or power of attorney with respect to any of the Shares, deposit any of the Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Shares, in each case, with respect to any of the matters set forth herein.

6.       SPECIFIC ENFORCEMENT.
         ---------------------

         It is agreed and understood that monetary damages would not adequately compensate an injured Party for the breach of this Agreement by any Party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each Party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.


7.       RESTRICTIONS ON THE TRANSFER OF SHARES.
         ---------------------------------------

         Except as expressly permitted by this Agreement, other than in connection with a Permitted Distribution, no Stockholder shall make, or directly or indirectly permit to be made, a sale, transfer, conveyance, assignment or other disposition (a "DISPOSITION") of any Shares held by such Stockholder. For purposes of this Agreement, a "PERMITTED DISPOSITION" means the Disposition of Shares by a Stockholder through any of the following mechanisms:

                  (i) any Disposition of the Stockholder to any of such Stockholder's spouse, brothers, sisters, ancestors, descendants, or other relatives, or to any company or trust affiliated with any such person, provided that any such recipient agrees to be bound by the terms and conditions of this Agreement relating to Stockholders,

                  (ii) any Disposition by the Stockholder of the Shares to a company, trust or other entity affiliated with the Stockholder or any of such Stockholder's spouse, brothers, sisters, ancestors, descendants, or other relatives, or to any company or trust affiliated with any such person, provided that any such recipient agrees to be bound by the terms and conditions of this Agreement relating to Stockholders

                  (iii) any Disposition pursuant to a bona fide pledge of all or any portion of Shares by the Stockholder as security for any loan to the Company or any subsidiary or affiliate thereof, or any other bona fide pledge of such Shares, if made in accordance with the terms, provisions, and conditions of this Agreement.

8.       RIGHTS OF FIRST REFUSAL - TRANSFER OF SHARES
         --------------------------------------------

         (a) In the event that any Stockholder desires or is required to sell or otherwise transfer all or any portion of his or her Shares, other than pursuant to a Permitted Disposition (such Stockholder being hereinafter referred to as a "SELLING STOCKHOLDER"), such Selling Stockholder shall promptly deliver notice (a "SELLING STOCKHOLDER NOTICE") of such fact to Pala, which Selling Stockholder Notice shall state the terms of sale, including the desired purchase price, relating to the sale of such Pala. Within fifteen (15) business days after receipt of the Selling Stockholder Notice by the other Party, Pala may offer to purchase all or any portion of such Selling Stockholder's Shares in accordance with the provisions of this Agreement. For the purposes of this Agreement, a "business day" shall be any day that is not a Saturday or Sunday or a U.S. Federal legal holiday.

         (b) If after such fifteen (15) business-day period elapses not all of the Shares which were offered in the Selling Stockholder Notice are subscribed for by Pala, then the Selling Stockholder shall be entitled to sell or transfer his or her Shares to any third party who offers to purchase them for a price equal to or above the purchase price contained in the Selling Stockholder Notice, PROVIDED, that such purchase and sale of the Shares shall be in compliance with all applicable federal and state securities laws and the purchase and sale takes place within a period of forty five (45) business days from Pala's receipt of the Selling Stockholder Notice. . If, at any time during the negotiation of the sale of such Selling Stockholder's Shares with a third party, the Selling Stockholder offers a purchase price which is less than the price set forth in the Selling Stockholder Notice or on terms which are more favorable than those originally proposed, then the Selling Stockholder shall be obligated to first re-offer the Shares to Pala pursuant to this Section 8, but at the lower purchase price and/or under such more favorable conditions.

         (c) On the closing date designated in the Selling Stockholder Notice, such date to be no longer than thirty (30) business days from the Selling Stockholder Notice, or otherwise agreed upon between the Selling Stockholder and Pala, the Selling Stockholder shall deliver against receipt of the purchase price therefor by cash or certified or bank cashier's check or by wire or interbank transfer of funds, or a note or other means of payment of the purchase price acceptable to the Selling Stockholder, the certificate or certificates representing the Shares offered which Pala elected to purchase in accordance with this Section 8. Such Shares presented shall be free and clear of all liens, restrictions or encumbrances (other than those restrictions imposed hereby or those disclosed in the Selling Stockholder Notice) and properly endorsed for transfer, with any transfer and documentary stamps affixed as required pursuant to applicable law, and all applicable stock transfer taxes paid, in a form such that upon presentation to the Company's transfer agent the Shares represented thereby may be registered in the names of the respective purchasers.

9.       PERMITTED PLEDGES OF SHARES.
         ----------------------------

         In the event that any Stockholder desires to pledge or hypothecate his Shares to any person or entity who or which is not a party to this Agreement (a "PLEDGEE"), he may do so PROVIDED that any instrument creating such pledge of Shares shall expressly state that: (i) the rights and obligations which such Pledgee acquires in and to the Shares shall be subject to all obligations, limitations and restrictions imposed upon such Stockholder pursuant to this Agreement.


10.      EXECUTION BY THE COMPANY.
         -------------------------

         The Company, by its execution in the space provided below, agrees that it will cause the certificates evidencing the Shares to bear the legend required by Section 3 of this Agreement, and it shall supply, free of charge, a copy of this Agreement to any holder of a certificate evidencing shares of capital stock of the Company upon written request from such holder to the Company at its principal office. The Parties hereto do hereby agree that the failure to cause the certificates evidencing the shares of Common Stock to bear the legend required by Section 3 of this Agreement and/or failure of the Company to supply, free of charge, a copy of this Agreement as provided under this Section 10 shall not affect the validity or enforcement of this Agreement.

11.      CAPTIONS.
         ---------

         The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way limit or amplify the terms and provisions hereof.

12.      NOTICES.
         --------

         Any notice, request, instruction, or other document required by the terms of this Agreement, or deemed by any of the Parties hereto to be desirable, to be given to any other Party hereto shall be in writing and shall be given by facsimile, personal delivery, overnight delivery, or mailed by registered or certified mail, postage prepaid, with return receipt requested, to the following addresses:

                  IF TO PALA:
                  -----------

                           Pala Investments Holdings Limited
                           12 Castle Street
                           St Helier
                           Jersey
                           JE2 3RT
                           Channel Islands
                           Fax: +44 7534 639 870

                  With a copy (which shall not constitute notice) to:

                           Pala Investments AG
                           19 Dammstrasse
                           6300 Zug, Switzerland
                           Fax: +41 41 560 9071

                  IF TO THE COMPANY OR A STOCKHOLDER:
                  -----------------------------------

                           Reclamation Consulting and Applications, Inc. 940 Calle Amanecer, Suite E
                           San Clemente, CA  92673
                           Attn:    Mr. Michael Davies, CEO
                           Fax: (949) 542-7444

                  With a copy (which shall not constitute notice) to:

                           August Law Group, P.C.
                           19200 Von Karman Avenue, Suite 500
                           Irvine, California 92612
                           Tel: (949) 752-7772
                           Fax: (949) 752-7776
                           Attn:    Kenneth S. August, Esq.

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by facsimile, personal delivery, or overnight delivery in accordance with the provisions of this Section, said notice shall be conclusively deemed given at the time of such delivery. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given seven (7) days after deposit thereof in the United States mail.

13.      TERM.
         -----

         This Agreement shall be effective only if the Debenture Agreement is fully executed by both parties thereto. This Agreement shall terminate and be of no further force or effect upon the later of:

                  (i) the date on which the Notes issued under the Debenture Agreement have been paid in full, where Pala has not elected to convert the Notes into Common Stock; and

                  (ii) the date on which the number of Shares beneficially owned by Pala is less then ten percent (10%) of the issued and outstanding shares of Common Stock of the Company, as determined pursuant to Rule 13d-3 promulgated under the Exchange Act of 1934, as amended, and assuming for the purposes of such determination only that the Conversion Right Commencement Date, as such term is defined by the Debenture Agreement, occurred on the Effective Date of this Agreement.

Notwithstanding the foregoing, this Agreement shall earlier terminate and be of no further force or effect in the event of a material breach by Pala of the terms and conditions of the Debenture Agreement if such breach is not cured by Pala within fourteen (14) days following delivery of written notice to Pala of such breach.


14.      MANNER OF VOTING.
         -----------------

         The voting of Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by the Bylaws of the Company and applicable law.

15.      AMENDMENTS AND WAIVERS.
         -----------------------

         Any term of this Agreement may be amended and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the Parties. Any amendment or waiver effected in accordance with this Section 15 shall be binding upon the Parties hereto and their respective heirs, successors and assigns. If additional parties Shares, then each such purchaser shall become a party to this Agreement as a "PARTY" hereunder, without the need for any consent, approval or signature of any Party when such purchaser has both: (a) purchased Shares and (b) executed one or more counterpart signature pages to this Agreement or a joinder agreement binding such purchaser to the terms of this Agreement.

16.      STOCK SPLITS, STOCK DIVIDENDS, ETC.
         -----------------------------------

         In the event of any issuance of shares of the Company's voting securities hereafter to any of the Parties hereto (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such shares shall become subject to this Agreement and shall be endorsed with the legend set forth in Section 4.

17.      INFORMATION RIGHTS.
         -------------------

         During the term of this Agreement, the Company shall provide to Pala a monthly sales reports and financial statements, which shall be delivered to Pala, in form and substance acceptable to Pala in its reasonable discretion, no later than fifteen (15) days following the end of each month.

18.      RIGHT OF FIRST REFUSAL - FINANCING
         ----------------------------------

During the term of this Agreement, the Company covenants and agrees to promptly notify (in no event later than five (5) trading days after making or receiving an applicable offer) in writing (a "RIGHTS NOTICE") Pala of the terms and conditions of any proposed Subsequent Financing (as defined below). The Rights Notice shall describe, in reasonable detail, the proposed Subsequent Financing and include, the proposed closing date of the Subsequent Financing. The Rights Notice shall provide Pala an option (the "RIGHTS OPTION") during the fifteen
(15) trading days following delivery of the Rights Notice (the "OPTION PERIOD") to inform the Company whether Pala will purchase the securities being offered in such Subsequent Financing on substantially the same terms and conditions as contemplated by such Subsequent Financing. If the Company does not receive notice of exercise of the Rights Option from Pala within the Option Period, the Company shall have the right to proceed with the Subsequent Financing on substantially the terms described in the Rights Notice. For purposes of this Agreement, a "SUBSEQUENT FINANCING" shall be defined as any subsequent offer or sale to, or exchange with (or other type of distribution to), any third party by the Company of its common stock, preferred stock or any securities convertible, exercisable or exchangeable into common stock or preferred stock, including convertible and non-convertible debt securities other than a Permitted Financing (as defined in Subsection 6.1.9 of the Debenture Agreement) or any Permitted Indebtedness (as defined in Subsection 6.2.1 of the Debenture Agreement).

19.      DISTRIBUTION AGREEMENT
         ----------------------

         During the term of this Agreement, the Company agrees to provide Pala or one of its subsidiaries with the opportunity to enter into a non-exclusive distribution agreement with the Company on terms and conditions no less favorable that the Company provides to any other third party distributor of the Company's products.

20.      CONFIDENTIALITY
         ---------------

         Pala will hold and will cause its auditors, attorneys, financial advisors, bankers and other consultants, affiliates and advisors to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the reasonable opinion of its counsel, by other requirements of law, all documents and information concerning the Company and the Shareholders furnished it by the Company, the Shareholders or any of their representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (i) previously known by Pala, (ii) in the public domain through no fault of Pala, or (iii) later lawfully acquired from other sources by
Pala), and Pala will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants, affiliates and advisors in connection with this Agreement. Pala acknowledges that it has received and will continue to receive non-public material information regarding the Company, and Pala shall not, and shall take reasonable steps to assure that its auditors, attorneys, financial advisors, bankers and other consultants, affiliates and advisors do not, use any such non-public material information in contravention of applicable securities laws or for any other purpose other then protecting the rights of Pala under this Agreement.

21.      SEVERABILITY.
         -------------

         Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

22.      BINDING EFFECT.
         ---------------

         In addition to any restriction on transfer that may be imposed by any other agreement by which any Party hereto may be bound, this Agreement shall be binding upon the Parties, their respective heirs, successors and assigns, and to such additional individuals or entities that may become stockholders of the Company; provided that for any such transfer of the Stockholder Shares to be deemed effective, the transferee shall have executed and delivered a signature page to be included as a counterpart to this Agreement, after which execution and delivery such transferee shall be deemed to be a Party hereto as if such transferee was an original signatory hereto.

23.      GOVERNING LAW AND VENUE.
         ------------------------

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of California applicable to the performance and enforcement of contracts made within such state, without giving effect to the law of conflicts of laws applied thereby. In the event that any dispute shall occur between the Parties arising out of or resulting from the construction, interpretation, enforcement or any other aspect of this Agreement, the Parties hereby agree to accept the exclusive jurisdiction of the Courts of the State of California sitting in and for the County of Orange. In the event any Party shall be forced to bring any legal action to protect or defend its rights hereunder, then the prevailing Party in such proceeding shall be entitled to reimbursement from the non-prevailing Party of all fees, costs and other expenses (including, without limitation, the reasonable expenses of its attorneys) in bringing or defending against such action.

24.      ENTIRE AGREEMENT.
         -----------------

         This Agreement and the documents referred to herein constitute the entire agreement of the Parties as it relates to the election of the Nominees and does hereby supersede all other agreements of the Parties relating to the subject matter hereof.

25.      COUNTERPARTS.
         -------------

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

26.      ATTORNEY REPRESENTATION.
         ------------------------

         Each Shareholder understands and agrees that the August Law Group, P.C. represents the Company and not any Shareholder.



SIGNATURES ON NEXT PAGE

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.


PALA:

         PALA INVESTMENTS HOLDINGS LIMITED


         /s/ Susan Garrod
         -------------------------------
         By: Susan Garrod
         Its: Executive Director

THE COMPANY:

         RECLAMATION CONSULTING AND APPLICATIONS, INC.,

             Michael Davies
         ------------------------------
         By: /s/ Michael Davies
         Its: Chief Executive Officer

THE STOCKHOLDERS:

         /s/ Michael Davies
         ------------------------------
         Michael C. Davies

         /s/ Gordon Davies
         ------------------------------
         Gordon W. Davies

         /s/ Paul Hughes
         ------------------------------
         Paul Hughes

         /s/ Sally Holden
         ------------------------------
         Sally Holden

         /s/ Paul Hazell
         ------------------------------
         Paul Hazell

         CANVASBACK COMPANY LIMITED

         /s/ Bernadine Romney
         ------------------------------
         By: B Romney
         Its: Director

                                    EXHIBIT A
                                    ---------

                    LIST OF STOCKHOLDERS SUBJECT TO AGREEMENT
                    -----------------------------------------



1. Michael C. Davis.

2. Gordon W. Davies

3. Paul Hughes

4. Sally Holden

5. Paul Hazell

6. Canvasback Company Limited